July 27, 1998

TA/Advent VIII L.P.
c/o TA Associates, Inc.
High Street Tower, Suite 2500
125 High Street
Boston, Massachusetts 02110
Attn.:  Mr. Roger Kafker

Golder, Thoma, Cressey, Rauner Fund V, L.P.
6100 Sears Tower
Chicago, Illinois  60606
Attn.:  Mr. Don Edwards

NMS Capital, L.P.
600 Montgomery Street
San Francisco, California 94111
Attn.:  Mr. William B. Bunting

Re:      Recapitalization Financing Commitment Letter

Ladies and Gentlemen:

You have advised us that CompDent Corporation, a Delaware corporation ("HoldCo") intends to engage in a transaction in which it is proposed that, pursuant to the Merger Agreement (as defined below), TA/Advent VIII L.P. ("TA"), Golder, Thoma, Cressey, Rauner Fund V, L.P. ("GTCR") and NMS Capital, L.P. ("NMS Capital", and together with TA and GTCR, the "Sponsors") and certain affiliates of the Sponsors and other persons arranged by the Sponsors (collectively with the Sponsors, the "Investors") will effect the recapitalization (the "Recapitalization") of HoldCo. We understand that a portion of the financing with respect to the Recapitalization will include (i) (A) not less than $87.7 million (less any rollover shares in excess of $3.6 million, such that the total amount of rollover shares shall not exceed $15 million) to be provided through the issuance and sale to the Investors (as set forth in the Merger Agreement) of equity securities of HoldCo having terms and conditions reasonably acceptable to the Agent and NMS (each as defined below) and (B) approximately $3.6 million to be provided through the rollover of common stock of HoldCo; provided, that the amount of the cash equity investment shall be reduced by the value of any common stock of HoldCo that is not converted into cash pursuant to the Recapitalization in excess of $3.6 million; provided, further that such cash equity investment may not be reduced pursuant to the foregoing proviso by more than $11.4 million (collectively, the "HoldCo Equity Financing"), (ii) a newly formed, wholly owned subsidiary of HoldCo consisting of the dental HMO business of HoldCo (the "Borrower") receiving aggregate proceeds of approximately $100,000,000 aggregate principal amount through the issuance of subordinated notes (the "Subordinated Notes") pursuant to either (A) a public or Rule 144A offering or (B) a privately-placed bridge financing, (iii) the

Borrower borrowing up to $55,000,000 under the Credit Facilities described below and (iv) a newly formed, wholly owned subsidiary of HoldCo consisting of the dental practice management business of HoldCo, borrowing $20,000,000 under a senior secured credit facility (the "DentalCo Credit Facility"). Further, we understand that in connection with the Recapitalization, (i) all outstanding indebtedness of HoldCo will be refinanced and such indebtedness will be terminated and (ii) after consummation of the Recapitalization, the Investors will own at least 70% of the voting equity of HoldCo. You have advised us that $75,000,000 in senior debt financing (the "Credit Facilities") will be required in order to fund a portion of the Recapitalization, to pay the fees and expenses incurred in connection with the Recapitalization and to provide for working capital and general corporate purposes after completion of the Recapitalization. You have further advised us that no external financing, other than the Credit Facilities, the DentalCo Credit Facility, the HoldCo Equity Financing and the Subordinated Notes, will be required in connection with the Recapitalization.

You have requested that NationsBank, N.A. ("NationsBank") commit to provide the full principal amount of the Credit Facilities and that NationsBanc Montgomery Securities LLC ("NMS") commit to arrange the Credit Facilities. We are pleased to advise you of (a) NationsBank's commitment to provide the full principal amount of the Credit Facilities described in the Summary of Principal Terms & Conditions attached hereto as Annex I (the "Term Sheet") and (b) NMS's commitment to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet and the Fee Letter (as defined below).

The commitments of NationsBank and NMS hereunder are subject to the satisfaction of each of the following conditions precedent, each of the other terms and conditions set forth herein, and each of the terms and conditions set forth in the Term Sheet in a manner acceptable to NationsBank and NMS:

         (a) execution by the Sponsors, HoldCo and the other appropriate parties of a definitive merger agreement relating to the Recapitalization, substantially similar to a draft thereof previously delivered to the Agents and NMS, and the other definitive documentation relating thereto being satisfactory to NationsBank and NMS, in their reasonable discretion (the "Merger Agreement");

         (b) execution of a fee letter agreement (the "Fee Letter") among the Sponsors, NationsBank and NMS prior to or concurrently with the acceptance by the Sponsors of this commitment letter agreement (this "Commitment Letter");

         (c) the negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities consistent with the Term Sheet, this Commitment Letter and otherwise reasonably satisfactory to NationsBank and NMS; and

         (d) there not having occurred since the date hereof and being continuing a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions that would have a material adverse effect on such syndication markets, in each case as determined by NationsBank and NMS, in their sole discretion.

NationsBank will act as Agent for the Credit Facilities and NMS will act as Arranger and Syndication Agent for the Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NMS.

You agree to cooperate with and actively assist NationsBank and NMS in achieving a syndication of the Credit Facilities that is satisfactory to NationsBank, NMS and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NMS under the structure outlined in the Term Sheet, you agree to cooperate with NationsBank and NMS in developing an alternative structure satisfactory to you that will permit a satisfactory syndication of the Credit Facilities, provided that the aggregate principal amount of the Credit Facilities remains unchanged. Syndication of the Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of HoldCo, the Borrower and the Sponsors, on the one hand, and the proposed Lenders, on the other hand. To assist NationsBank and NMS in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NMS and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMS to complete syndication, including but not limited to information and evaluations prepared by HoldCo, the Borrower, the Sponsors and their advisors, or on their behalf, relating to the Recapitalization, (b) assist NationsBank and NMS upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities and (c) otherwise assist NationsBank and NMS in their syndication efforts, including by making available officers and advisors of HoldCo, the Borrower and the Sponsors from time to time to attend and make presentations regarding the business and prospects of HoldCo, the Borrower and their respective subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain, and to cause HoldCo and the Borrower to refrain, from engaging in any additional financings for HoldCo or the Borrower and its subsidiaries (except as described in this Commitment Letter and the Term Sheet) during such syndication process, unless otherwise agreed to by NationsBank and NMS.

As consideration for the agreements of NationsBank and NMS hereunder, including, without limitation, their respective agreements to underwrite, manage, structure and syndicate the Credit Facilities and to provide advisory services in connection with the syndication, you agree to pay, based upon your pro rata share, as set forth below, to NationsBank and NMS the fees set forth in the Term Sheet and in the Fee Letter. You agree that, once paid, such fees shall not be refundable under any circumstances. All such fees shall be paid in immediately available funds.

It is understood and agreed that NationsBank and NMS, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood and agreed that no Lender participating in the Credit Facilities will receive compensation from you outside the terms contained herein, in the Term Sheet and in the Fee Letter in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NMS and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

In connection with the due diligence investigation of HoldCo and the Borrower, you and your representatives have reviewed and analyzed certain information furnished or made available by HoldCo and the Borrower, although neither you nor your representatives have independently verified that all such information is complete and correct in all material respects or that such information does not contain material misstatements or that there are no material omissions therefrom. Based on such information and analysis and subject to the foregoing qualification, you hereby represent and warrant, to your knowledge that (i) all such information, other than Projections (as defined below), which has been or is hereafter made available to us or the other Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") has been or will be reviewed and analyzed by you in connection with your own due diligence investigation and is now and as of the Closing as supplemented by you prior to the Closing (as herein defined), will be complete and correct in all material respects and does not now and as of the Closing (as supplemented by you prior to the Closing), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections that have been or are hereafter made available to us or the other Lenders by you or any of your representatives in connection with the Recapitalization (the "Projections") have been or will be prepared in good faith based upon assumptions believed to be reasonable (it being understood that the Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Sponsors, HoldCo and the Borrower, and that no assurance can be given that such Projections will be realized). You agree to furnish, or cause HoldCo and the Borrower to furnish, us with such Information and Projections as we may reasonably request and to supplement such Information and such Projections from time to time until the initial funding of the Credit Facilities (the "Closing") so that the representation and warranty in the preceding sentence is correct on the date of the Closing. You hereby covenant that all Information that is hereafter made available to you by HoldCo and the Borrower or any of their respective representatives in connection with the Recapitalization and the Credit Facilities will be reviewed and analyzed by you in connection with performing your own due diligence investigation. In arranging and syndicating the Credit Facilities, we will be using and relying on the Information and the Projections without independent verification thereof. The representations and warranties contained in this paragraph shall remain effective until definitive documentation for the Credit Facilities is executed, and, thereafter, the disclosure representations contained herein shall be superseded by those contained in such definitive documentation; provided, that in the event such definitive documentation is not executed, such representations and warranties will remain effective after the termination of commitments under this Commitment Letter.

By executing this Commitment Letter, each of you agrees, on a several (and not a joint) basis, provided the Closing occurs as contemplated by this Commitment Letter, to reimburse NationsBank and NMS from time to time on demand, on and after the date of the Closing, for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Fennebresque, Clark, Swindell & Hay, as counsel to NationsBank and NMS) incurred in connection with the Credit Facilities and the preparation of the definitive documentation for the Credit Facilities and the other transactions contemplated hereby.

Notwithstanding the immediately preceding paragraph, in the event that NationsBank or NMS becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this Commitment Letter, each of you agrees, on a several (and not a joint) basis, to reimburse NationsBank and NMS for their reasonable legal and other out-of-pocket expenses (including the reasonable cost of any investigation and preparation) as they are incurred by NationsBank or NMS. Each of you also agrees, on a several (and not a joint) basis, to indemnify and hold harmless NationsBank, NMS and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, as the result of any actions of the Sponsors, HoldCo, the Borrower and their respective affiliates, or as a result of the Recapitalization or the Credit Facilities, any representation of either of the Sponsors contained in this Commitment Letter, the funding of the Credit Facilities or the use of proceeds under the Credit Facilities, unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct of any Indemnified Party.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect until definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of NationsBank and NMS hereunder, and each of you shall be deemed released of your obligations under the immediately preceding two paragraphs upon the execution of definitive financing documentation for the Credit Facilities with NationsBank.

As described herein and in the Term Sheet, NMS will act as Arranger and Syndication Agent for the Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NMS certain fees payable to NationsBank in such manner as NationsBank and NMS may determine. Each of you acknowledges and agrees that NationsBank may share with any of its affiliates (including specifically NMS) any information relating to the Credit Facilities, the Borrower, the Sponsors, the Investors, and their subsidiaries and affiliates.

This Commitment Letter may not be assigned by you without the prior written consent of NationsBank and NMS (and any purported assignment in violation of the foregoing shall be void).

All obligations of the Sponsors hereunder shall be several and not joint obligations of each of them and shall be borne 48.235% by TA, 48.235% by GTCR and 3.530% by NMS Capital; provided that if an Alternate Transaction occurs which does not include NMS Capital or any of its affiliates as an Investor, such obligations shall be borne 50% by TA and 50% by GTCR.

Except as required by applicable law, this Commitment Letter, the Term Sheet and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party, other than to your respective attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that after acceptance of this Commitment Letter by each of you by execution in the space provided below and by execution by each of you of the Fee Letter or with our prior consent you may disclose the terms of this Commitment Letter to HoldCo and the Borrower and their respective shareholders, attorneys, financial advisors and accountants in connection with your offer to engage in the Recapitalization. Without limiting the foregoing, in the event that either of you discloses the contents of this Commitment Letter in contravention of the preceding sentence, this Commitment Letter and the commitments set forth herein shall immediately terminate.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among NationsBank, NMS and each of you with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NMS to make any oral or written statements inconsistent with this Commitment Letter. THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this Commitment Letter no later than 6:00 p.m. on July 28, 1998. This Commitment Letter will become effective upon your delivery to us of executed counterparts of this Commitment Letter and the Fee Letter and, without limiting the more specific terms hereof and of the Term Sheet, each of you agree upon acceptance of this commitment to pay, based upon your pro rata share, as set forth above, the fees set forth in the Term Sheet and in the Fee Letter. This Commitment Letter and the commitments set forth herein shall terminate if not so accepted by you prior to that time. Following acceptance by each of you, this Commitment Letter and the commitments set forth herein will terminate on January 31, 1999, unless the Closing has occurred by such date; provided, that, this Commitment Letter and the commitments set forth herein shall be extended until March 31, 1999 in the event that the failure to consummate the Recapitalization is due solely to the good faith failure to obtain all required state regulatory approvals, in the reasonable determination of the Agent.

We look forward to working with you on this important transaction.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                             Very truly yours,

                                             NATIONSBANK, N.A.


                                             By:
                                             Title:

                                             NATIONSBANC MONTGOMERY SECURITIES
                                             LLC


                                             By:
                                             Title:

ACCEPTED AND AGREED TO
on this ____ day of July, 1998:

TA/ADVENT VIII L.P.

         By:                                          ,
                  its General Partner


         By:
         Title:


ACCEPTED AND AGREED TO
on this ____ day of July, 1998:

GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P.


By:
Title:


ACCEPTED AND AGREED TO
on this ____ day of July, 1998:

NMS CAPITAL, L.P.

         By:      NMS Capital Management LLC,
                  its General Partner


         By:
         Title:

                                                                         ANNEX I

                                 BENEFITCO, INC.
                  $75,000,000 SENIOR SECURED CREDIT FACILITIES
                     SUMMARY OF PRINCIPAL TERMS & CONDITIONS

BORROWER:                  BenefitCo, Inc. (the "Borrower"), a newly formed,
                           wholly owned subsidiary of HoldCo (as defined below) consisting of the dental HMO business of HoldCo.

RECAPITALIZATION:          CompDent Corporation, a Delaware corporation
                           ("HoldCo") intends to engage in a transaction in which it is proposed that, pursuant to the Merger
                           Agreement (as defined below), TA/Advent VIII L.P.
                           ("TA"), Golder, Thoma, Cressey, Rauner Fund V, L.P.
                           ("GTCR") and NMS Capital, L.P. ("NMS Capital", and together with TA and GTCR, the "Sponsors") and certain affiliates of the Sponsors and other persons arranged by the Sponsors (collectively with the Sponsors, the "Investors") will effect the recapitalization (the "Recapitalization") of HoldCo.
                           A portion of the financing with respect to the Recapitalization will include (i) (A) not less than $87.7 million to be provided through the issuance and sale to the Investors (as set forth in the Merger
                           Agreement) of equity securities of HoldCo having terms and conditions reasonably acceptable to the Agent and NMS (each as defined below) and (B) approximately $3.6 million to be provided through the rollover of common stock of HoldCo; provided, that the amount of the cash equity investment shall be reduced by the value of any common stock of HoldCo that is not converted into cash pursuant to the Recapitalization in excess of $3.6 million; provided, further that such cash equity investment may not be reduced pursuant to the foregoing proviso by more than $11.4 million (collectively, the "HoldCo Equity
                           Financing"), (ii) the Borrower receiving aggregate proceeds of approximately $100,000,000 aggregate principal amount through the issuance of subordinated notes (the "Subordinated Notes") pursuant to either
                           (A) a public or Rule 144A offering or (B) a privately-placed bridge financing, (the "Bridge
                           Notes") on terms and conditions reasonably satisfactory to the Agent (it being understood that the terms and conditions set forth in the Bridge
                           Commitment Letter dated July 27, 1998, including the exhibits thereto, are satisfactory to the Agent),
                           (iii) the Borrower borrowing up to $55,000,000 under the Credit Facilities described below and (iv) a newly formed, wholly owned subsidiary of HoldCo consisting of the dental practice management business of HoldCo ("DentalCo") borrowing $20,000,000 under a senior secured credit facility.

                           After consummation of the Recapitalization, the Investors will own at least 70% of the voting equity of HoldCo.

                           The Recapitalization will be consummated pursuant to a merger agreement substantially similar to a draft thereof previously delivered to the Agent and NMS, and the other the definitive documentation relating thereto being satisfactory to the Agent and NMS, in their reasonable discretion, (including all schedules thereto, exhibits thereto and related documentation, the "Merger Agreement") in such a manner as to qualify for recapitalization accounting treatment. The approximate sources and uses of the funds necessary to consummate the Recapitalization are set forth on Addendum I attached hereto.

GUARANTORS:                The Credit Facilities shall be irrevocably and
                           unconditionally guaranteed by HoldCo and all domestic subsidiaries of the Borrower existing upon consummation of the Recapitalization or thereafter acquired, except to the extent that (i) issuing any such guarantee by any such subsidiary is subject to regulatory restriction and approval and (ii) such subsidiary is not required to guarantee the Bridge
                           Notes (together, the "Guarantors"). All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NMS.

ARRANGER &
SYNDICATION AGENT:         NationsBanc Montgomery Securities LLC ("NMS").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NMS, which institutions shall be reasonably acceptable to the Borrower (collectively, the "Lenders").

CREDIT FACILITIES:         An aggregate principal amount of up to $75,000,000
                           will be available under the conditions herein set forth:

                           Revolving Credit Facility: $20,000,000 revolving credit facility, all of which may be utilized for the issuance of standby and commercial letters of credit (each a "Letter of Credit"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

                           Tranche A Term Loan Facility: $40,000,000 term loan facility.

                           Tranche B Term Loan Facility: $15,000,000 term loan facility.

                           The Tranche A Term Loan Facility and the Tranche B Term Loan Facility are referred to herein collectively as the "Term Loan Facilities." The Term Loan Facilities and the Revolving Credit Facility are referred to herein collectively as the "Credit Facilities."

                           Notwithstanding the foregoing, prior to the Closing (as defined below) the Agent may adjust the principal amounts of the Term Loan Facilities by reducing the principal amount of either Term Loan Facility by up to $5,000,000 and increasing the principal amount of the other Term Loan Facility by the same amount (with corresponding changes to the amortization schedule set forth below), so long as such adjustments are reasonably satisfactory to the Sponsors.

PURPOSE:                   The proceeds of the Credit Facilities shall be used:
                           (i) to fund a portion of the Recapitalization, including, but not limited to, the refinancing of indebtedness of HoldCo outstanding on the Closing Date; (ii) to pay a portion of the fees and expenses incurred in connection with the Recapitalization up to an amount to be agreed upon; and (iii) to provide for working capital and general corporate purposes of the Borrower and its subsidiaries, including proceeds of the Revolving Credit Facility that may be used to fund acquisitions by the Borrower in the event that after giving effect to any such acquisitions, the Borrower is in pro forma compliance with (i) the financial covenants contained in the definitive documentation with respect to the Credit Facilities and (ii) a maximum Senior Debt to EBITDA Ratio of 3.0:1.0.

INTEREST RATES:            The Credit Facilities shall bear interest as set
                           forth on Addendum II attached hereto.

AVAILABILITY:              Revolving Credit Facility: Loans under the Revolving
                           Credit Facility ("Revolving Loans") may be made, and Letters of Credit may be issued, at any time prior to the Revolving Credit Maturity Date, provided that the outstanding principal amount of the Revolving Loans and the Letter of Credit Exposure shall not exceed the total commitments under the Revolving Credit
                           Facility. Amounts repaid under the Revolving Credit
                           Facility may be reborrowed.

                           "Letter of Credit Exposure" means an amount equal to the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit and (ii) the total amount of any unreimbursed drawings on Letters of Credit.

                           Term Loan Facilities: Loans under the Tranche A Term Loan Facility ("Tranche A Term Loans" and loans under the Tranche B Term Loan Facility ("Tranche B Term Loans" and, together with the Tranche A Term Loans, the "Term Loans") will be available in a single borrowing at the closing of the Recapitalization (the "Closing"). Amounts repaid under the Term Loan Facilities may not be reborrowed.

MATURITY/SCHEDULED
AMORTIZATION:              Revolving Credit Facility: The Revolving Credit
                           Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five and one-half years from the Closing (the "Revolving
                           Credit Maturity Date").

                           Term Loan Facilities: The Term Loan Facilities will be subject to quarterly amortization, commencing at the end of the third quarter after the Closing, of principal, based upon the annual amounts set forth below, with the final payment of all amounts outstanding being due and payable five and one-half years from Closing for the Tranche A Term Loan Facility and six and one-half years from Closing for the Tranche B Term Loan Facility:

                           =====================================================
                            LOAN YEAR          TERM LOAN A        TERM LOAN B
                           =====================================================
                                1               $3,000,000          $150,000
                           -----------------------------------------------------
                                2                5,000,000           150,000
                           -----------------------------------------------------
                                3                7,000,000           150,000
                           -----------------------------------------------------
                                4                9,000,000           150,000
                           -----------------------------------------------------
                                5               11,000,000           150,000
                           -----------------------------------------------------
                                6                5,000,000         7,125,000
                           -----------------------------------------------------
                                7                      N/A         7,125,000
                           =====================================================

SECURITY:                  Concurrently with the Recapitalization, the Agent (on
                           behalf of the Lenders) shall receive a first priority perfected security interest in (i) 100% of the outstanding common stock of the Borrower and each of the existing or subsequently acquired or organized subsidiaries (direct or indirect) of the Borrower
                           (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent, and for so long as, the pledge of any greater percentage would have adverse tax consequences for the Borrower), and
                           (ii) all present and future intercompany notes evidencing indebtedness between the Borrower and its subsidiaries. The foregoing pledges and security interests will be created on terms, and pursuant to customary documentation, satisfactory to the Agent, and none of the foregoing security (the "Collateral") will be subject to any other lien or encumbrance. The
                           Collateral will ratably secure the Credit Facilities and any interest rate swap or similar agreements with a Lender under the Credit Facilities.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                In addition to the amortization set forth above, the
                           Credit Facilities will be prepaid by an amount equal to: (a) 100% of the net cash proceeds, including insurance and condemnation proceeds, of all non-ordinary-course asset sales or other dispositions of property by the Borrower or any subsidiary
                           (including stock of subsidiaries), subject to limited exceptions and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid; (b) 50% of Excess Cash
                           Flow (to be defined) pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of any debt by the Borrower or any subsidiary, subject to limited exceptions to be agreed upon (which exceptions shall include the indebtedness of the Borrower issued to repay the Bridge Notes, if any); and (d) 50% of the net cash proceeds from the issuance of equity by the Borrower or any of its subsidiaries, subject to limited exceptions to be agreed upon; provided, that, after the Term Loans have been repaid to less than 50% of their original principal amount, the prepayments set forth in clauses (b) and (d) shall not be required.

                           Mandatory prepayments shall be applied pro rata to reduce the Tranche A Term Loans and Tranche B Term Loans and within each such class pro rata with respect to each remaining installment of principal. In the event the Term Loan Facilities shall have been completely prepaid, the mandatory prepayments described in clauses (a) and (c) above shall be applied first, to prepay the outstanding principal amount of any Revolving Loans and second, to cash collateralize any outstanding Letter of Credit Exposure, and in each case to permanently reduce the amount available under the Revolving Credit Facility.

                           If the outstanding principal amount of the Revolving Loans and Letter of Credit Exposure at any time exceeds the total commitments under the Revolving Credit Facility, the Borrower shall immediately make a prepayment in the amount of the excess.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                         The Borrower may prepay the Credit
                                    Facilities in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

                                    All optional prepayments of the Term Loan
                                    Facilities shall be applied pro rata to
                                    reduce the Tranche A Term Loans and Tranche
                                    B Term Loans and within each such class
                                    shall be applied pro rata with respect to each remaining installment of principal (except for prepayments in an aggregate amount to be agreed upon, which may be applied within each such class in direct order of maturity).

                                    The Borrower may reduce the unused
                                    commitments under the Revolving Credit
                                    Facility in whole or in part at any time without penalty.

CONDITIONS PRECEDENT
TO CLOSING:                         The obligations of each Lender to make the
                                    initial funding of each of the Revolving
                                    Loans and the Term Loans (the "Closing") will be subject to usual and customary closing conditions for transactions of this type, including, without limitation, the following:

                                    (i) The negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to NMS, the Agent and the Lenders.

                                    (ii) The HoldCo Equity Financing and the
                                    Subordinated Notes shall have been
                                    consummated and issued, respectively, on terms reasonably satisfactory to the Agent and all conditions precedent to the issuance thereof shall have been satisfied or, with the prior approval of the Agent (such approval not to be unreasonably withheld), waived; and the Recapitalization shall have been consummated pursuant to the Merger Agreement and on such other terms as are reasonably satisfactory to the Agent pursuant to the terms of the Merger Agreement, and all conditions precedent to the consummation of the Recapitalization shall have been satisfied or, with the prior approval of the Agent (such approval not to be unreasonably withheld), waived.

                                    (iii) The corporate, capital and ownership structure (including articles of incorporation and by-laws), shareholders' agreements and management of the Borrower and its subsidiaries (after giving effect to the Recapitalization) shall be reasonably satisfactory to the Agent in all respects.

                                    (iv) The Agent shall have received and, in each case, be reasonably satisfied with all audited, unaudited and pro forma financial statements of the Borrower and its subsidiaries and all probable and pending acquisitions meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, applicable to a Registration Statement under such Act on Form S-1, which financial statements shall include the audited financial statements for the Borrower's most recently completed fiscal year. The Borrower's audited financial statement for the most recently completed twelve month period shall have evidenced to the Agent's reasonable satisfaction a ratio of total debt to EBITDA (determined on a pro forma basis after giving effect to the Recapitalization) not in excess of 6.0 to 1.

                                    (v) No material adverse change shall have occurred since December 31, 1997, in the business, assets, liabilities (actual or contingent), results of operations, cash flows, operations, condition (financial or otherwise) or prospects of HoldCo and its subsidiaries, taken as a whole, or the Borrower and its subsidiaries, taken as a whole (determined on a pro forma basis), and there shall exist no conditions, events or occurrences that, individually or in the aggregate, would reasonably be expected to result in such a material adverse change (any of the foregoing, a "Material Adverse Change").

                                    (vi) The Agent shall have received
                                    certification as to the financial condition and solvency of HoldCo, the Borrower and their respective subsidiaries (after giving effect to the Recapitalization) from an independent firm acceptable to the Agent.

                                    (vii) The Agent shall have received (A)
                                    reasonably satisfactory opinions of counsel to HoldCo, the Borrower and the guarantors of the Credit Facilities (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Credit Facilities) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and (B) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all Collateral for the Credit Facilities, subject to no other liens except for permitted liens to be determined.

                                    (viii) HoldCo, the Borrower and their
                                    respective subsidiaries shall have received all governmental, shareholder and third-party consents

                                    (including Hart-Scott-Rodino clearance) and approvals necessary or desirable in connection with the Recapitalization, the Credit Facilities and the pledge of the Collateral for the Credit Facilities and the other transactions contemplated hereby; all such consents and approvals shall be in full force and effect; all applicable waiting periods shall have expired without any action being taken by any authority that restrains, prevents or imposes any material adverse conditions on the Recapitalization or such other transactions or that could reasonably be expected to seek or threaten any of the foregoing; and no law or regulation or condition shall be applicable which in the reasonable judgment of the Agent could have such effect.

                                    (ix) There shall not exist (A) any order, decree, judgment, ruling or injunction which restrains the consummation of the Recapitalization in the manner contemplated by the Merger Agreement, or the related financings and (B) any pending or threatened action, suit, investigation or proceeding which, if adversely determined, could reasonably be expected to materially adversely affect the ability of HoldCo, the Borrower or any guarantors of the Credit Facilities to perform any of their respective obligations under the definitive documentation relating thereto or the ability of the Lenders to exercise their rights thereunder.

                                    (x) (A) Receipt of all fees and expenses payable to the Agent, NMS and/or the Lenders and (B) neither of the Sponsors shall be in breach or violation of any of its obligations under the Fee Letter or Commitment Letter, and each such letter shall be in full force and effect.

CONDITIONS
PRECEDENT TO
ALL BORROWINGS:                     Usual and customary for transactions of this
                                    type, including without limitation, delivery of borrowing certificate, accuracy of representations and warranties and absence of defaults.

REPRESENTATIONS &
WARRANTIES:                         Usual and customary for transactions of this
                                    type, to include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation, proceeding or investigation; (v) correctness of specified financial statements; (vi) no Material Adverse Change; (vii) absence of undisclosed liabilities, whether actual or contingent; (viii) receipt of all required governmental or third party approvals; (ix) use of proceeds/compliance with margin regulations; (x) status under

                                    Investment Company Act; (xi) ERISA and labor matters; (xii) environmental matters; (xiii) perfected liens and security interests;
                                    (xiv) payment of taxes; (xv) status of
                                    material agreements, relationships and
                                    commercial arrangements; (xvi) title to
                                    assets, including intellectual property;
                                    (xvii) no infringement of third party
                                    intellectual property rights; (xviii)
                                    solvency; (xix) compliance with laws and regulations and (xx) consummation of the Recapitalization.

COVENANTS:                          Usual and customary for transactions of this
                                    type, to include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates and other information; (iii) notices of default, material litigation, material governmental and environmental proceedings and other material events; (iv) compliance with laws; (v) payment of taxes;
                                    (vi) maintenance of insurance and
                                    limitations on use of casualty and
                                    condemnation proceeds; (vii) environmental and ERISA covenants; (viii) limitation on liens; (ix) limitations on mergers, consolidations and dispositions of assets;
                                    (x) limitation on acquisitions, subject to permitted acquisition exceptions of
                                    $20,000,000 in the aggregate and $10,000,000
                                    for any single acquisition; (xi) limitation on incurrence of debt; (xii) limitations on issuance of equity and equity equivalents, subject to mandatory prepayment requirements; (xiii) limitations on dividends, redemptions or other acquisition of capital stock or equivalents and the redemption and/or prepayment of other debt;
                                    (xiv) limitation on investments; (xv)
                                    limitations on transactions with and
                                    payments to affiliates; (xvi) limitations on amendments to material agreements and instruments; (xvii) limitation on nature of business conducted; and (xviii) limitation on capital expenditures.

                                    The loan documents shall require the
                                    Borrower, within 90 days after the Closing, to enter into interest rate protection agreements on terms acceptable to the Agent for a portion of the Credit Facilities to be agreed upon and to maintain such agreements in effect for a period to be agreed upon.

                                    Financial covenants to be:



                                    -        Maintenance on a rolling four
                                             quarter basis of a Maximum Leverage
                                             Ratio (Total Debt/EBITDA);

                                    -        Maintenance on a rolling four
                                             quarter basis of a Minimum Fixed
                                             Charge Coverage Ratio (EBITDA less
                                             Capital Expenditures/Interest
                                             Expense plus Scheduled Principal
                                             Repayments plus Cash Dividends plus
                                             Cash Taxes);

                                    -        Maintenance on a rolling four
                                             quarter basis of an Interest

                                             Coverage Ratio (EBITDA/Interest
                                             Expense); and

                                    -        Maintenance on a rolling four
                                             quarter basis of a Senior Debt
                                             Ratio.

                                    The defined terms relating to the
                                    above-listed financial covenants are
                                    contained in Addendum III attached hereto.
                                    Projected levels and step-down dates for the above-described financial covenants are set forth in Addendum IV attached hereto. Such levels are based upon the financial information available to the Sponsors, the Agent and NMS on the date hereof and it is their intention that the definitive documentation for the Credit Facilities will contain such levels and step-down dates; provided, however, that such levels and step-down dates are subject to modification in the event additional financial information becomes available to the Sponsors, the Agent and NMS which in the reasonable business judgment of such parties may require the modification thereof, any such modifications to be agreed upon by the Sponsors, the Agent and NMS.

EVENTS OF DEFAULT:                  Usual and customary in transactions of this
                                    nature, and to include, without limitation:
                                    (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other material indebtedness and agreements; (v) bankruptcy events; (vi) material judgments; (vii) ERISA, intellectual property and environmental events; (viii) actual or asserted invalidity of any loan documents or security interests;
                                    (ix) change in material agreements,
                                    licenses, qualifications or relationships that, in light of all the then existing circumstances, could reasonably be expected to have a material adverse effect on HoldCo, the Borrower and their respective subsidiaries, taken as a whole; or (x)
                                    Change in Control (to be defined), in each case subject to appropriate grace periods, dollar thresholds and/or other exceptions, as applicable.

ASSIGNMENTS/
PARTICIPATIONS:                     Each Lender will be permitted to make
                                    assignments in minimum principal amounts of $5,000,000 to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

WAIVERS &
AMENDMENTS:                         Amendments and waivers of the provisions of
                                    the credit agreement and other definitive credit documentation will require the approval of Lenders holding Loans, Letter of Credit Exposure and unused commitments representing at least a majority of the aggregate amount of Loans, Letter of Credit Exposure and unused commitments under the Credit Facilities, except that (a) the consent of all the Lenders affected thereby shall be required with respect to (i) reductions of principal, interest, or fees and (ii) extensions of scheduled maturities or times for payment, (b) the consent of all the Lenders shall be required with respect to (i) increases in commitment amounts, (ii) releases of all or substantially all collateral and (iii) releases of all or substantially all guarantors, (c) any amendment that changes the amount of, or allocation between, the Term Loan
                                    Facilities, any prepayment of Loans under the Term Loan Facilities (or the application of any such prepayment to the remaining amortization payments under the Term Loan
                                    Facilities) shall require the consent of Lenders holding at least a majority of the outstanding Loans under each tranche of the Term Loan Facilities and (d) any waiver of the conditions to funding any Loan or issuance of a Letter of Credit under the Revolving Credit Facility shall require the consent of Lenders holding at least a majority of the outstanding Loans and unused commitments under the Revolving Credit
                                    Facility. The Revolving Credit Facility may be increased by up to $10.0 million with the consent of only the Agent, provided that no Lender shall have any obligation to provide any portion of such increase.

INDEMNIFICATION:                    HoldCo and the Borrower shall indemnify,
                                    jointly and severally, each Lender from and against all losses, liabilities, claims, damages or expenses relating to its Loans, the Borrower's use of Loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlements costs, in each case to the extent not attributable to such person's gross negligence or willful misconduct.

CLOSING: On or before January 31, 1999; provided, that the Closing shall be extended to March 31, 1999 in the event that the failure to consummate the Recapitalization is due solely to the good faith failure to obtain all required state regulatory approvals, in the reasonable determination of the Agent.

GOVERNING LAW:                      New York.

WAIVER OF
JURY TRIAL:                         HoldCo, the Borrower, the Agent, NMS and the
                                    Lenders shall waive their right to a trial by jury.

FEES/EXPENSES:                      As outlined in Addendum II attached hereto.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facilities contemplated hereby.

                                   ADDENDUM I
                      COMPDENT CORPORATION RECAPITALIZATION
                            SOURCES AND USES OF FUNDS
                            (IN MILLIONS OF DOLLARS)
                          (ALL FIGURES ARE APPROXIMATE)




Uses of Funds                                                      Sources of Funds
-------------                                                      ----------------
Purchase of Equity/Management                                      DentalCo Credit Facility               $ 20.000
   Rollover                                  $182.034              Term Loan A                              40.000
Repayment of Net Debt                          56.432              Term Loan B                              15.000
Option Spread                                   1.930              Subordinated Notes                      100.000
DHDC Liability                                 14.420              Convertible Preferred Stock
Transaction Expenses                           11.485              and/or Common Equity                     87.700
                                             --------              Management Equity Rollover                3.600
                                                                                                          --------



TOTAL USES                                   $266.300              TOTAL SOURCES                          $266.300
                                             --------                                                     --------

                                   ADDENDUM II
                        INTEREST RATES, FEES AND EXPENSES

INTEREST RATES:                     The applicable interest rate margins for
                                    the Credit Facilities, for any fiscal
                                    quarter, will be the applicable interest rate per annum and Commitment Fee set forth in the table below opposite the ratio of Funded Debt to EBITDA determined as of the last day of the immediately preceding fiscal quarter on a rolling four quarter basis:


=======================================================================================================================
                               Revolving Loans and
                                   Term A Loans                        Term B Loans
     Funded Debt                                                                                      Commitment
      to EBITDA                                                                                          Fee
                       -------------------------------------------------------------------------
                                             Alternate                            Alternate
                             LIBOR           Base Rate           LIBOR            Base Rate
-----------------------------------------------------------------------------------------------------------------------
      5.5 to 1.0            250 bps           150 bps           275 bps            175 bps              50 bps
-----------------------------------------------------------------------------------------------------------------------
    < 5.5 to 1.0            225 bps           125 bps           275 bps            175 bps              50 bps
         but
      4.5 to 1.0
-----------------------------------------------------------------------------------------------------------------------
    < 4.50 to 1.0           200 bps           100 bps           250 bps            150 bps             37.5 bps
         but
       3.5 to 1.0
-----------------------------------------------------------------------------------------------------------------------
    < 3.50 to 1.0           175 bps           75 bps            225 bps            125 bps             37.5 bps
=======================================================================================================================

                                    The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR Loans, subject to availability.

                                    Calculation of interest shall be on the
                                    basis of actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Alternate Base Rate Loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                                    "LIBOR" means the London Interbank Offered
                                    Rate as determined by the Agent for the
                                    applicable interest period, at all times including statutory reserves.

                                    "Alternate Base Rate" is the higher of (i) the Federal Funds Effective Rate plus 0.50% and (ii) NationsBank's Prime Rate.

                                    A penalty rate shall apply on all Loans in the event of and during the continuance of an Event of Default relating to the payment of any amount due in respect of the Credit Facilities at a rate per annum of 2% above the applicable interest rate.


COMMITMENT FEE:                     0.50%, per annum, and after the Closing,
                                    pursuant to the pricing grid set forth
                                    above, (calculated on the basis of actual number of days elapsed in a year of 360 days) on the unused portion of the
                                    commitments in respect of the Credit
                                    Facilities, commencing to accrue on the
                                    earlier to occur of 90 days after acceptance of the commitment letter to which this Summary of Principal Terms & Conditions is attached and the completion of syndication of the Credit Facilities and in each case payable upon the Closing and thereafter quarterly in arrears.

COST AND YIELD
PROTECTION:                         The usual for transactions and facilities of
                                    this type, including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and reserves without proration or offset
                                    (subject to the option of the Borrower to arrange the replacement (at par plus accrued interest) of a Lender seeking reimbursement for certain of such costs pursuant to a provision to be agreed upon). In addition to, and not in limitation of, the foregoing, if any breakage costs, charges or fees are incurred with respect to LIBOR Loans during the 180-day period following the Closing on account of the syndication of the Credit
                                    Facilities, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees.

LETTER OF
CREDIT FEES:                        Letter of Credit fees will be due quarterly
                                    in arrears and will be equal to the interest rate spread on LIBOR Loans under the Revolving Credit Facility on a per annum basis. Of such Letter of Credit fees, a fronting fee of 0.125% per annum will be allocated to NationsBank, as Fronting Bank, for its own account and the balance will be shared proportionately by the Lenders, including NationsBank. Fees for commercial
                                    Letters of Credit will be calculated on the aggregate stated amount for each such Letter of Credit. Fees for standby Letters of Credit will be calculated on the aggregate average daily outstanding stated amount of all such Letters of Credit for the relevant period.

EXPENSES:                           Borrower will pay all reasonable costs and
                                    expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Credit Facilities, including without limitation, the reasonable legal fees of the Agent's counsel regardless of whether or not the Credit Facilities are closed.

                                  ADDENDUM III
                               FINANCIAL DOCUMENTS
                                  DEFINED TERMS


         "Capital Lease" shall mean, as applied to any person, any lease of any Property (whether real, personal or mixed) by that person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such person.

         "Capital Stock" shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person and (f) all rights to purchase, warrants, options and other securities exercisable for, exchangeable for or convertible into any of the foregoing.

         "Consolidated Capital Expenditures" shall mean, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for the Borrower and its Consolidated Subsidiaries during such period (including the amount of assets leased under any Capital Lease). Notwithstanding the foregoing, the term "Consolidated Capital Expenditures" shall not include capital expenditures in respect of the reinvestment of insurance proceeds and condemnation awards received by the Borrower and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

         "Consolidated Cash Dividends" shall mean, for any period, the aggregate amount of all dividends or distributions paid in cash in respect of Capital Stock by the Borrower during such period.

         "Consolidated Cash Interest Expense" shall mean, for any period, the gross amount of interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, during such period, including (a) the portion of any payments or accruals with respect to Capital Leases that are allocable to interest expense in accordance with GAAP, (b) net costs under Interest Rate Protection Agreements during such period, (c) all fees, charges, discounts and other costs paid in respect of Indebtedness during such period; provided that (i) all non-cash interest expense shall be excluded and (ii) any interest on Indebtedness of another person that is guaranteed by the Borrower or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of the Borrower or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included.

         "Consolidated Cash Taxes" shall mean, for any period, the aggregate amount of all taxes of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, to the extent the same are paid in cash by the Borrower or any of its Consolidated Subsidiaries during such period directly or paid by the Borrower during such period indirectly through Permitted Tax Dividends.

         "Consolidated EBITDA" shall mean, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for
(i) interest expense, (ii) total federal, state, local and foreign income, value added and similar taxes, (iii) depreciation and amortization expense and (iv) other non-cash charges or non-cash losses, minus (c) an amount which, in the determination of Consolidated Net Income for such period, has been added for (i) interest income (except for interest earned on funds required to be held on deposit by regulatory authorities) and (ii) any non-cash income or non-cash gains, all as determined in accordance with GAAP.

         "Consolidated Fixed Charges" shall mean, for any period, the sum of (a) Consolidated Cash Interest Expense for such period plus (b) Consolidated Scheduled Debt Payments for such period plus (c) Consolidated Cash Dividends for such period plus (d) Consolidated Cash Taxes for such period.

         "Consolidated Net Income" shall mean, for any period, net income (or loss) after taxes of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period.

         "Consolidated Scheduled Debt Payments" shall mean, for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness for such period (including the principal component of payments due on Capital Leases during such period, but excluding payments due on Revolving Loans during such period); provided that Consolidated Scheduled Debt Payments shall not include voluntary prepayments of Funded Indebtedness, mandatory prepayments required pursuant to Section 3.3(b) or other mandatory prepayments of Funded Indebtedness; provided, further, that for purposes of calculating covenants for measurement periods including any of the first four fiscal quarters of the Borrower occurring immediately after the Closing, Consolidated Scheduled Debt Payments for such fiscal quarters shall be deemed to equal $750,000.00.

         "Consolidated Subsidiaries" of any person shall mean all subsidiaries of such person that should be consolidated with such person for financial reporting purposes in accordance with GAAP.

         "Disqualified Stock" of any person shall mean (a) any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Tranche B Maturity Date, (b) if such person is a Subsidiary of the Borrower, any Preferred Stock of such person [and (c) list any preferred stock of HoldCo or the Borrower issued in connection with the Recapitalization].

         "Fixed Charge Coverage Ratio" shall mean, as of any day, the ratio of
(a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such day, minus Consolidated Capital Expenditures for such period (other than any thereof financed by Indebtedness) to (b) Consolidated Fixed Charges for such period.

         "Funded Indebtedness" shall mean, with respect to any person, without duplication, (a) all Indebtedness of such person, (b) all Indebtedness of another person of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such person with respect to Indebtedness of the type referred to in clause (a) above of another person and (d) Indebtedness of the type referred to in clause
(a) above of any partnership or unincorporated joint venture in which such person is general partner or for which such person is otherwise legally obligated or has a reasonable expectation of being liable with respect thereto.

         "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis.

         "Guaranty Obligations" shall mean, with respect to any person, without duplication, any obligations of such person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. For purposes hereof, the amount of any Guaranty Obligation shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

         "Indebtedness" of any person shall mean (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such person under conditional sale or other title retention agreements relating to Property purchased by such person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services purchased by such person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such person, (e) all obligations of such person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such person,
(h) the principal portion of all obligations of such person under Capital Leases, (i) all obligations of such person under Interest Rate Protection Agreements or foreign currency exchange agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all Disqualified Stock of such person, and [(l)] the Indebtedness of any partnership or unincorporated joint venture in which such person is a general partner or a joint venturer.

         "Interest Coverage Ratio" shall mean, as of any day, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such last day to (b) Consolidated Cash Interest Expense for such period.

         "Interest Rate Protection Agreement" shall mean any interest rate swap, collar, cap or other arrangement requiring payments contingent upon interest rates.

         "Leverage Ratio" shall mean, as of any day, the ratio of (a) Total Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such day.

         "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, easement, assignment, deposit arrangement, restriction, restrictive covenant, lease, sublease, option, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

         "Permitted Tax Dividends" shall mean any distribution made by the Borrower to HoldCo for purposes of HoldCo paying taxes on a consolidated basis, the amount of any such distribution to be equal to the tax liability of the Borrower as a single entity.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Senior Debt" shall mean the aggregate of all Indebtedness of the Borrower arising under the Credit Facilities.

         "Senior Debt Ratio" shall mean, as of any day, the ratio of (a) Senior Debt to (b) Consolidated EBITDA.

         "Subsidiary" shall mean, as to any person, (a) any corporation more than 50% of whose

Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture, limited liability company or other business entity in which such person directly or indirectly through Subsidiaries has more than 50% of the equity interests at any time.

         "Total Debt" shall mean, as of any day, the total amount of Funded Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such day.

                                   ADDENDUM IV
                            FINANCIAL COVENANT LEVELS




================================================================================================================================
               Ratio                      From and                               Approximate Reset Date
                                            After
                                           Closing
                                                         -----------------------------------------------------------------------
                                                                1/1/00                1/1/01                  1/1/02
--------------------------------------------------------------------------------------------------------------------------------
Total Debt to EBITDA                       6.5                   5.75                  5.25                    5.25
--------------------------------------------------------------------------------------------------------------------------------

Interest Coverage                          1.5                   1.6                   1.7                     1.8
--------------------------------------------------------------------------------------------------------------------------------

Fixed Charge Coverage                      1.0                   1.1                   1.1                     1.1
================================================================================================================================